SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MILLIPORE CORPORATION

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N/A

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 30, 2003

To the Stockholders of

Millipore Corporation

The Annual Meeting of Stockholders of Millipore Corporation (“Millipore”) for 2003 will be held at the Wyndham Billerica Hotel, 270 Concord Road, Billerica, Massachusetts 01821 on Wednesday, April 30, 2003 at 11:00 a.m. local time, for the following purposes:

1.	To elect for a three-year term (expiring in 2006) the three Class I Directors; and

2.	To consider and act upon a proposal to amend the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors, as described in the accompanying proxy statement.

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders of record on the books of Millipore at the close of business on March 7, 2003 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

Jeffrey Rudin, Clerk

Bedford, Massachusetts

March 19, 2003

Whether or not you expect to attend the Annual Meeting in person, please complete, sign and return the enclosed Proxy promptly to assure your representation at the meeting.

MILLIPORE CORPORATION

290 Concord Road

Billerica, Massachusetts 01821

978 715-4321

PROXY STATEMENT

This Proxy Statement is being furnished to stockholders of Millipore Corporation (hereinafter “Millipore” or the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Millipore, and at any adjournments thereof. The meeting will be held at the Wyndham Billerica Hotel, 270 Concord Road, Billerica, Massachusetts 01821 on Wednesday, April 30, 2003 at 11:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 19, 2003.

The Board of Directors of Millipore has fixed the close of business on March 7, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of March 7, 2003 there were approximately 48,522,040 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

All properly executed proxies will be voted at the meeting in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors listed below, and FOR Item 2 in the accompanying Notice of Meeting, and otherwise in the discretion of the proxies. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Clerk of Millipore an instrument revoking it, by submitting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

Millipore will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and employees of Millipore, without additional compensation to them. Millipore’s Transfer Agent, American Stock Transfer & Trust Company (“American Stock Transfer”) has agreed to distribute proxy material; solicit proxies from brokerage houses, custodians, nominees and other fiduciaries and to provide for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons at no additional charge to Millipore other than monies reimbursed by American Stock Transfer to custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with the forwarding of solicitation materials in accordance with the regulations of the Securities & Exchange Commission and the New York Stock Exchange.

CONFIDENTIAL VOTING POLICY

Millipore has in effect a Confidential Stockholder Voting Policy which is intended to encourage stockholders to cast votes on issues presented to them as stockholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that Millipore will arrange for the tabulation of all stockholder votes by representatives of its transfer agent or by persons who are otherwise unaffiliated with Millipore and not in the employ of the Company. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any stockholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of stockholders.

Millipore’s Confidential Voting Policy does not interfere with the entitlement of its officers, employees and agents to seek the identity of those stockholders who have not voted for the purpose of encouraging them to do so.

In the event of a proxy contest, or the like, Millipore need not abide by its policy of confidentiality unless the opposition similarly agrees to do so.

Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by stockholders of Millipore.

Millipore has retained American Stock Transfer, its Transfer Agent, to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and has instructed American Stock Transfer as to the Company’s Confidential Stockholder Voting Policy.

The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. When any matter to be acted upon at the Annual Meeting requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by stockholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker “non votes” will be considered a vote “Against” the matter; when the matter to be acted upon requires only a favorable vote by stockholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote “Against” the matter; but broker “non votes” will have no affect on the outcome, i.e., they will not be considered.

MANAGEMENT AND ELECTION OF DIRECTORS

Millipore’s By-laws provide for the division of the number of its Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term (except with respect to Directors being elected to fill vacancies).

Stockholders this year will be voting on the election of the three individuals identified as Class I Directors, whose terms will expire at the Annual Meeting of Stockholders in 2006. Each nominee in Class I is now a director of Millipore and was elected as such at the 2000 Annual Meeting of Stockholders, except for Karen E. Welke who was elected to the Board of Directors effective December 3, 2002. All nominees have been designated as such by the Board of Directors based on the recommendations of the Governance and Public Policy Committee, none of the members of which is an employee of Millipore. Six Directors will continue in office for the remainder of the terms indicated below.

Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A stockholder may withhold his or her vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

A favorable vote by stockholders who hold at least a plurality of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the election of the Class I Directors.

Nominees for Election as Directors for Terms Expiring in 2006 (Class I)

Mark Hoffman, 64, Independent Investor and Consultant

Mr. Hoffman has been a Director of Millipore since 1976, and is currently Chairman of the Governance and Public Policy Committee.

Mr. Hoffman received an undergraduate degree from Harvard College, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization. In 1966, Mr. Hoffman joined International Finance Corporation (investment banking affiliate of the World Bank). From 1969 to 1974, Mr. Hoffman served as a Director of Hambros Bank, Ltd., London, England. From 1975 to 1981, Mr. Hoffman was a Director, Senior Vice President and Chief Financial Officer of George Weston, Ltd., and was appointed President of its Resource Group in 1981. From 1982 until 1984, when he undertook his current activities as an independent investor and consultant, Mr. Hoffman served as Managing Director of Guinness Peat Group p.l.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Mr. Hoffman is currently Chairman of Cambridge Research Group Ltd., a development capital and technology transfer company in Cambridge, England and of Guinness Flight Venture Capital Trust PLC, London. Mr. Hoffman also serves as a Director of George Weston Limited, Toronto; Advent International Corporation, Boston; and Hermes Focus Asset Management Limited, London.

John F. Reno, 63, Retired Chairman, President and Chief Executive Officer, Dynatech Corporation

Mr. Reno has been a Director of Millipore since 1993, and is currently Chairman of the Audit and Finance Committee.

Mr. Reno received an undergraduate degree from Dartmouth College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President (1987) and President and Chief Operating Officer (1991). From 1993 until his retirement in 1999, Mr. Reno served as President and Chief Executive Officer of Dynatech. He was also a member of the Board of Directors of Dynatech from 1993 (becoming Chairman of the Board, 1996) until his retirement. He is Chairman of the Board of Trustees of the Boston Museum of Science. Mr. Reno is the founder of “A Better Chance” program for disadvantaged youths in Winchester, Massachusetts, and a Director of the CEOs for Better Education in Massachusetts. He is also a Director of Nelson Irrigation Corporation and a Director of WGBH, Boston.

Karen E. Welke, 58, Retired Group Vice President, Medical Markets, 3M Corporation

Ms. Welke has been a director of Millipore since December 2002 and is currently a Member of the Management Development and Compensation Committee.

Ms. Welke received her education at Wittenberg University and the University of Wisconsin in Milwaukee. In 1989 she attended the London School of Economics International Business Program, sponsored by the University of Texas. In 1965, she joined Will Ross, Inc., Milwaukee, Wisconsin and over the following ten years she held various sales, marketing and product management positions. Ms. Welke joined 3M in 1976 in market development for the Surgical Products Division. In 1981 she was appointed International Director for that division, and in 1984 Ms. Welke was appointed Group Director, Healthcare, 3M Europe, Brussels, Belgium. She returned to the U.S. in 1986 as General Manager, 3M Sarns, Inc., Ann Arbor, Michigan, and in 1989 returned to St. Paul, Minnesota as Vice President, Medical-Surgical Division. In 1991 Ms. Welke returned to Europe as Managing Director, 3M France, and in 1995 she was appointed Group Vice President, Medical Markets, St. Paul, Minnesota. Ms. Welke has served on numerous professional and non-profit organizations, including the board of directors of several U.S. hospitals; The Board of Governors of the American Hospital of Paris; The American Chamber of Commerce in France; and the Board of Directors of the Health Industry Manufacturers Association (now AdvaMed). Now retired from 3M, Ms. Welke serves on the boards of the St. Crois Valley United Way, Minnesota and Project HOPE, Millwood, Virginia. She is a corporate director for Pentair, Inc., St. Paul, Minnesota and Medical Network International, Calgary, Canada.

DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2004 Annual Meeting of Stockholders (Class II)

Prof. Dr. Daniel Bellus, 65, University of Fribourg (Switzerland)

Prof. Dr. Bellus has been a Director of Millipore since 2000, and is currently a Member of the Governance and Public Policy Committee.

Prof. Dr. Bellus received his Master’s Degree and a Ph.D. in Chemistry from Slovak Technical University (Bratislava) in 1967. He continued his studies as a Postdoctoral Fellow at the Federal Institute of Technology (ETH) in Zurich (1967-1969). From 1969-1996, Prof. Dr. Bellus served in positions of increasing responsibility with Ciba-Geigy Ltd., a Swiss pharmaceutical company in Basel: Department Head, Central Research Laboratories (1969-1981); Director, Central Research Laboratories, responsible for development of several emerging synthetic methodologies (1981-1985); Director, Research & Development, Agricultural Division of Ciba-Geigy worldwide (1985-1991), Director, Corporate Research Units, responsible for the direction of Ciba-Geigy’s research programs and collaborative strategic alliances world-wide in areas of bioorganic chemistry and biomaterials (1991-1996), and a global Head of Additives Research of Ciba SC Inc., Basel (until 2001). Since 1980, he has also lectured as a Professor at the Institute of Organic Chemistry, University of Fribourg. Since 1997, he has been President and CEO of “Bellus Science and Innovation, International Consulting,” located in Riehen/Basel (Switzerland). Prof. Dr. Bellus has been a named inventor on 48 patents and is the author or co-author of numerous scientific papers relating to the synthesis and use of compounds for the chemical and pharmaceutical industries. He has received numerous scientific honors including Gold Medal of the Slovak Chemical Society (1993); Fellow of the Royal Society of Chemistry (U.K.) (1996); Honorary Ph.D. of Czech Technical University (Prague) (1997) and Foreign Fellow of the Japan Society for the Promotion of Science (1999). Prof. Dr. Bellus is a member of many scientific societies, including American Chemical Society; European Industrial Research Management Association and the American Association for the Advancement of Science. He also serves as a member and delegate of Swiss IUPAC Committee; as a member of the Board of Governors of the Foundation for Discovery-to-Business Transfer (Basel) and as a member of several Scientific Advisory Boards in Switzerland, USA, India and Czech Republic.

Robert C. Bishop, Ph.D., 60, Chairman of the Board, AutoImmune, Inc.

Dr. Bishop has been a Director of Millipore since 1997 and is currently a Member of the Audit and Finance Committee and the Governance and Public Policy Committee. Dr. Bishop is also the Lead Director.

Dr. Bishop received his undergraduate degree from the University of Southern California and an M.B.A. from the University of Miami, Florida. He received a Ph.D. degree in Biochemistry from the University of Southern California. In 1976, Dr. Bishop joined American Hospital Supply Corporation (AHSC), a manufacturer and distributor of health care products, and served in various research and development positions until 1981. Dr. Bishop subsequently held a number of senior management positions with AHSC including: Vice President, Planning and Business Development for Laboratory and International businesses (1981-1984); Vice President, General Manager of Operations, American BioScience Division (1984-1985) and Vice President, Planning and Business Development, Medical Sector (1985-1986). In 1986, Dr. Bishop joined Allergan, Inc., manufacturer of eye care and skin care products, as President of the Allergan Medical

Optics Division, becoming Senior Vice President of Corporate Development in 1988. In 1989, he became President of the Allergan Pharmaceuticals Division and President of the Therapeutics Group in 1991. Since 1992, Dr. Bishop has served as President and Chief Executive Officer of AutoImmune, Inc., a biopharmaceutical company. During 1999, he also became Chairman of the AutoImmune Board of Directors. Dr. Bishop serves as a member of the Board of Directors of Quintiles Transnational Corporation; a member of the Board of Directors of Caliper Technologies Corp., a member of the Board of Directors of Optobionics Corporation; and as a member of the Board of Trustees/Managers for the MFS/Sun Life Series Trust and Compass Accounts at MFS Investment Management.

Edward M. Scolnick, M.D., 62, President Emeritus, Merck Research Laboratories

Dr. Scolnick has been a Director of Millipore since 2001 and is currently a Member of the Audit and Finance Committee.

Dr. Scolnick received his A.B. Degree from Harvard College in 1961 and his M.D. from Harvard Medical School in 1965. From 1967-1970, Dr. Scolnick served in several research capacities at the National Heart Institute. In 1970, he joined the National Cancer Institute as a Senior Staff Fellow and held positions of increasing responsibility (Head of the Genetics Section (1971-1975) and Chief, Laboratory of Tumor Virus Genetics and Head of the Molecular Virology Section (1975-1982)). In 1982, Dr. Scolnick joined Merck & Co., Inc., a global research-driven pharmaceutical company, as Executive Director of Basic Research, Virus & Cell Biology Research, of the Company’s Research Laboratories, becoming Vice President, Virus and Cell Biology Research in 1983. In 1984, Dr. Scolnick became Senior Vice President, Research, and Senior Vice President of Cell Biology Research. In 1985, Dr. Scolnick became President of Merck Research Laboratories, and Senior Vice President of Merck & Co., Inc., serving in both capacities until his resignation in December 2002, to continue his work as a research scientist. He also served as Executive Vice President, Science & Technology of Merck & Co., Inc. from 1993, and as a Director of Merck & Co., Inc., from 1997, resigning from both positions in December 2002. Dr. Scolnick has received numerous academic appointments and is currently Frank H.T. Rhodes Class of ‘56 visiting professor at Cornell University and Regents Lecturer, University of California, Berkeley. He has also authored or co-authored a number of scientific papers on virus and cell biology research. Dr. Scolnick was recently appointed to the Governor’s Pennsylvania Research Advisory Committee. He serves on the governing boards of many scientific organizations, including: Member, FDA Science Board; Member, National Academy of Sciences and its Institute of Medicine. Dr. Scolnick is also a member of the Board of Directors of: McLean Hospital; McGovern Institute for Brain Research; and the Pennsylvania Montgomery County Emergency Services. Dr. Scolnick is currently President of the Pennsylvania Montgomery County Chapter of the National Alliance for the Mentally Ill. He is also a Director of GeneSoft, Inc., Renovis, Inc. and TransForm Pharmaceuticals, Inc.

Term Expiring at the 2005 Annual Meeting of Stockholders (Class III)

Maureen A. Hendricks, 51, Former Managing Director, Salomon Smith Barney, Inc.

Mrs. Hendricks has been a Director of Millipore since 1995, and is currently Chairwoman of the Management Development and Compensation Committee and a Member of the Audit and Finance Committee.

Mrs. Hendricks received her A.B. Degree from Smith College in 1973, and subsequently attended the Harvard Business School Program for Management Development (1980). In 1973, Mrs. Hendricks joined the New York investment banking firm of J.P. Morgan & Co., where she served in various management positions within the firm including International Financial Management (1980-1983); U.S. Banking Department (1984-1988) and Structured Finance (1988-1991). From 1991-1993, Mrs. Hendricks served as the senior manager of the firm’s European Equities and Equity Derivatives business in London, England and was a Director of J.P. Morgan Securities Ltd. Mrs. Hendricks returned to New York to serve as the head of the firm’s Global Debt Capital Markets and had responsibility for the firm’s corporate fixed income activities in North America and was a Director of J.P. Morgan Securities, Inc. In March, 1996, Mrs. Hendricks was named Managing Director in charge of New Business Development of J.P. Morgan. In May, 1997 Mrs. Hendricks joined Salomon Brothers Inc. as Managing Director/Co-Head of Global Energy. Upon the acquisition of Salomon Brothers by The Travelers Group and the latter’s subsequent merger with Citicorp, she became Head of the Global Energy and Power Group of the combined Salomon Smith Barney, Inc. Mrs. Hendricks was an Advisory Managing Director of Salomon Smith Barney from May 2001 until January, 2003. Mrs. Hendricks previously served on the Board of Directors of the Young Women’s Christian Association (YWCA) of the U.S.A. and the New Jersey Shakespeare Festival.

Richard J. Lane, 52, Chief Executive Officer, Andrx Corporation

Mr. Lane has been a Director of Millipore since 1999, and is currently a Member of the Management Development and Compensation Committee.

Mr. Lane received an undergraduate degree from Temple University in 1973 and an M.B.A. in 1978 from The Wharton School, University of Pennsylvania. From 1973 to 1980, Mr. Lane held various sales and product management positions with Lederle Labs (1973-1979) and A.H. Robins & Co. (1979-1980). In 1980 Mr. Lane joined Merck & Company, Inc., a leading pharmaceutical company, and served in positions of increasing responsibility in marketing and business planning and development, including Director, Business Development (1984-1986); Executive Director of Marketing (1989-1990); Managing Director, Merck, Sharp and Dohme (Europe) in the U.K. (1990-1991); Senior Vice President, Europe, Merck Human Health Division (1991-1993) and President, Merck Human Health North America (1994). In 1995, Mr. Lane joined Bristol-Myers Squibb Company, a diversified worldwide health and personal care products company as Senior Vice President, Marketing and Medical, U.S. Primary Care Division, becoming President, U.S. Pharmaceutical Primary Care Division (1997) and President, U.S. Pharmaceutical Group (1997-1998). In 1998, Mr. Lane assumed the position of President, U.S. Medicines and Worldwide Franchise Management. He was also responsible for the Company’s U.S. and Japan Consumer Medicines businesses. In January, 2000, Mr. Lane assumed responsibility as President, Worldwide Medicines, Bristol-Myers Squibb and subsequently became Executive Vice President of Bristol-Myers Squibb. In 2002, Mr. Lane joined Andrx Corporation, a Florida-based specialty pharmaceutical company as Chief Executive Officer. Mr. Lane serves as a Director of Andrx Corporation. He also serves as a Director of Orasure Corporation. Mr. Lane serves as a member of numerous civic and non-profit associations, including membership on: the Board of Directors for the Seabrook Foundation; and the Board of Directors for the American Foundation of Pharmaceutical Educators. Mr. Lane is also a member of the Board of Trustees, University of Medicine & Dentistry at New Jersey.

Francis J. Lunger, 57, Chairman, President, and Chief Executive Officer, Millipore Corporation

Mr. Lunger received a B.S. degree in Accounting from Gannon University (PA) in 1968. From 1970-1976, Mr. Lunger practiced public accounting with Arthur Andersen & Co. In 1976, he joined Baxter International, a leading manufacturer of healthcare products and served in various management positions: Acting General Manager, Wallerstein Division (1976-1978); Vice President, Travenol International, Finance and Administration (1978-1980); Corporate Controller (1980-1982); and Vice President, Travenol Home Health Care (1982-1983). In 1983, Mr. Lunger joined Raychem Corporation, a developer, manufacturer and supplier of high-performance products utilizing specialized materials, serving as Corporate Controller until 1988. From 1988-1991, he served as Vice President, Finance. In 1991, Mr. Lunger became Vice President and Assistant General Manager for the Electronics Sector of Raychem, serving in that position until 1992 when he became Vice President and Group General Manager. In 1994, Mr. Lunger joined Nashua Corporation, a conglomerate with diverse businesses ranging from office supplies to photo finishing, serving as Chief Administrative Officer and acting Chief Executive Officer until 1995. From 1995-1997, Mr. Lunger served as Senior Vice President and Chief Financial Officer of Oak Industries, Inc., a developer, manufacturer and supplier of active and passive components to the telecommunications industry. Mr. Lunger joined Millipore as Vice President and Chief Financial Officer in 1997, becoming Executive Vice President and Chief Operating Officer of the Company in 2000. He was elected President and Chief Executive Officer in 2001. Mr. Lunger has been a Director of Millipore since 2001, becoming Chairman of the Board in April 2002. Mr. Lunger serves as a Trustee of the Landmark School (Prides Crossing, MA).

Committees, Meetings and Fees of Directors

The Millipore Board of Directors has three standing committees.

The Audit and Finance Committee is comprised of at least three directors all of whom are “independent” as defined in sections 303.01(B)(2)(a) and (3) of the NYSE listing standards. The Board of Directors has adopted a charter setting forth this Committee’s audit-related responsibilities which include, among others: recommending the selection of the independent accountants to the Board of Directors; approving the scope of and fees for services rendered as well as reviewing the results of the independent audit; reviewing matters relating to internal audit functions and other matters concerning corporate finance; and reviewing Millipore’s annual reports. See “Charter of the Audit and Finance Committee,” Appendix “A” to this Proxy Statement and “Report of the Audit and Finance Committee”, p. 15. The Audit and Finance Committee held five meetings during 2002. In addition, the Chair of the Audit Committee consults with management periodically and as particular situations require.

The Governance and Public Policy Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. It also has oversight authority on corporate governance matters. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and stockholders. Stockholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Jeffrey Rudin, Vice President and General Counsel of Millipore. The Governance and Public Policy Committee held four meetings during 2002.

The Management Development and Compensation Committee is composed of independent directors who are not officers or employees (or former officers or employees) of the Company and do not have “interlocking” or other relationships with Millipore that would detract from their independence as Committee members. It reviews the qualifications of Millipore’s officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer and approves the compensation of all other elected officers. This Committee also considers compensation plans for management and administers the Millipore Incentive Plan (formerly the Management Incentive Plan) and equity incentive plans. (See “Management Development and Compensation Committee Report on Executive Compensation at Millipore.”) It has responsibility for the periodic examination of Millipore’s overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore’s senior level of management as well as its long range personnel needs and its training and education activities. The Management Development Compensation Committee held three meetings during 2002.

During 2002, the Millipore Board of Directors held six meetings. Members of the Board of Directors received an annual retainer of $22,000 ($25,000 effective September 2002), plus $1,000 ($1,200 effective September 2002) for each Director’s meeting attended. Directors serving as Chair of the committees received an additional $3,500 annual fee. Mr. Lunger receives no compensation, other than that listed in the Summary Compensation Table below, for service as a Director. All Directors attended at least 75% of the Board and relevant committee meetings held during 2002, except for Dr. Scolnick.

Effective May 1, 2003, each Director shall be entitled to a fixed annual retainer ($48,000) payable quarterly, and shall also be entitled to receive additional annual compensation for services on a committee.

The fees for such committee services range from $8,000 per year (Management Development and Compensation Committee; Governance and Public Policy Committee) to $18,000 per year (Audit and Finance Committee), with Directors serving as Chair of committees receiving an additional annual payment of $3,000-$5,000, and a Lead Director receiving an additional payment of $5,000 per year.

Prior to June 30, 2002, Directors could elect to defer all or any portion of their fees into Millipore Common Stock deferred compensation phantom stock units by entering into agreements with the Company whereby fees otherwise payable for services as a director are transferred to the director’s deferred compensation stock unit account (“deferred account”). Each agreement provided for the conversion of amounts held in the deferred account into that whole number of deferred compensation phantom stock units based upon 100% of the fair market value of Millipore Common Stock on the conversion dates (either quarterly or semiannually) specified by the agreement (“Purchased Units”). Prior to the Company’s discontinuance of paying a cash dividend to stockholders in January, 2002, dividends declared on Millipore Common Stock were also credited to the director’s deferred account in the form of Purchased Units. (See Footnote (1) to table on p. 24.) Upon retirement or earlier termination of service from the Board of Directors, the Purchased Units in the director’s deferred account are converted to cash equivalents, based upon a formula specified in the agreement, and distributed in cash to the director in annual installments over ten years, or in a lump sum payment in the event of a director’s death prior to retirement. In order to avoid non-operational income fluctuations to the Company, at its meeting in June, 2002, the Board of Directors voted to discontinue the deferral of directors’ fees into “Purchased Units” and, in lieu thereof, to pay all fees in cash to directors, or to allow for the creation of a tax-deferred cash account.

In addition to the compensation set forth above, “Eligible Directors” (those who are not employees of Millipore) received stock options to purchase shares of Millipore Common Stock under the terms of the 1999 Stock Option Plan for Non-Employee Directors (the “1999 Plan”). Mr. Lunger is not an Eligible Director. Under the terms of the 1999 Plan, each Eligible Director receives an option to purchase 4,000 shares of Millipore Common Stock on the date of his or her first election, and thereafter automatically receives an additional option to purchase 2,000 shares of Millipore Common Stock at the first Board of Directors meeting following an Annual Meeting of Stockholders. The Board of Directors has adopted an amendment to the 1999 Plan, subject to stockholder approval at the Annual Meeting, to increase by 1,000 (from 4, 000 to 5,000) the number of stock options granted automatically to an Eligible Director on the date of his or her first election; and to increase by 500 (from 2,000 to 2,500) the number of stock options granted automatically to an Eligible Director at the first Board of Directors meeting following an Annual Meeting of Stockholders, provided such individual is then an Eligible Director. All current directors, except for Mr. Lunger, will receive an increase in the number of stock options granted automatically under the 1999 Plan, subject to stockholder approval of the proposed amendment to the 1999 Plan and provided the directors are Eligible Directors at the first Board of Directors meeting following the Annual Meeting of Stockholders. (See “Adoption of Amendments to the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors,” p. 26.) The exercise price of each option is 100% of the fair market value (as defined in the 1999 Plan) at the time the option is granted. Each option becomes exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. In the event of a recapitalization, stock dividend, split-up or combination of shares, an appropriate adjustment in the option price and number of shares granted shall be made. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company’s assets, all outstanding options shall terminate except that the Board of Directors may, prior to the consummation of such transaction, accelerate the vesting of such options pursuant to a formula provided under the 1999 Plan or, in lieu thereof, may provide that any surviving or acquiring corporation grant replacement options. Unless otherwise agreed to by the Company, upon termination of service as a Director, options held by the Eligible Director which are not then exercisable shall terminate, except that exercise of options after termination of service as a Director is provided for in cases where such service terminates as a result of incapacity or death or after retirement (at the mandatory retirement age) of a director from the Board of Directors.

Management Development and Compensation Committee Report on Executive Compensation at Millipore

The Management Development and Compensation Committee of the Board of Directors (“the Compensation Committee”) has furnished the following report on its policies and procedures with respect to determining compensation for Millipore’s executive officers for 2002. The tables and textual information set forth following the report (pp. 17-20) disclose such compensation for the five most highly compensated executive officers for 2002.

In establishing the amount of compensation in all forms for the Chief Executive Officer (“CEO”) as well as the other executive officers of the Company, the Compensation Committee annually establishes total target cash compensation (salary plus incentive payment expected to be earned if “target performance” (described below) is met) for the Chief Executive Officer (“CEO”) and for the other executive officers as well. The total target cash compensation for the CEO is intended to be competitive with those of a group of companies to which Millipore compares itself in terms of pay levels of the CEO and which represent those kinds of companies to which it would look for executive talent (the “Comparables”) and which, with respect to total target compensation set for the year 2002 include a number of diverse companies in the life science and pharmaceutical markets. Total target cash compensation for substantially all of the other executive officers is set in a similar manner. These Comparables are not the same companies included in the Performance Graph on p. 16, because these latter companies are not necessarily the ones with which Millipore competes for executive talent. An outside consulting firm assists the Compensation Committee with respect to the above.

Annual incentives are awarded under the Millipore Incentive Plan (“Incentive Plan”). The Incentive Plan is designed to create an award pool based on a formula-based assessment of the performance of the Company and (for business unit executives other than executive officers) individual Business Units with respect to predetermined financial and operational objectives (“Performance Metrics”). These Performance Metrics and their relative weight may change from year to year, but typically include revenue growth, profitability and cash flow. The Compensation Committee approves the Company and Business Unit goals; establishes personal goals for the CEO; and reviews the establishment by the CEO of the personal goals for the other executive officers.

The incentive award pool for executive officers including the CEO is based solely on overall Company performance. Levels of Company performance are defined in relation to corporate goals as “Target” (the expected level of performance); “Threshold” (the minimum level of performance, below which no incentive payment will be made) and “Stretch” (incentive in excess of Target, based on performance in exceeding financial and operational goals). If corporate performance is below the target performance, but above the threshold, some incentive payment will be payable but not full target incentive payment; if corporate performance exceeds target, extra incentive payment will be payable. For 2002, target incentive opportunities ranged from 0 to 85% of base salary for all participants (except for the CEO whose target incentive opportunity is determined solely by the Compensation Committee) (approximately 2000 participants in 2002) depending upon the participant’s position and level of responsibility within the Company.

Upon review (in December 2001) of the base salaries paid to the chief executive officers of the Comparables, Mr. Lunger’s base annual compensation for 2002 was fixed at $600,000 (and made retroactive to August 15, 2001, the date Mr. Lunger was appointed CEO). The difference from the base salary he received in 2001 resulted from analysis of data for other executive officers with similar job responsibilities and took into account Mr. Lunger’s appointment as CEO as well as an evaluation of Mr. Lunger’s performance during the year. That portion of Mr. Lunger’s total target cash compensation dependent upon the Company meeting its targeted (projected corporate performance) goals, was to be left to the discretion of the Compensation Committee, subject to Board approval, based on analysis of data for chief executive officers of the Comparables, taking into account Mr. Lunger’s personal performance as well. Adjustments in the base salaries and target incentive payout opportunities of all of the other executive officers for 2002 were made by the Compensation Committee in December 2001.

In establishing total compensation for the CEO and the other executive officers for 2002, the Compensation Committee determined that the Company’s equity compensation program for the CEO and for the other executive officers named in the Summary Compensation Table would consist entirely of non-qualified stock options, a form of equity incentive whereby all value in the stock is associated with an increase in share value. Options are granted at fair market value and become exercisable in cumulative increments of 25% per year on each of the first four anniversaries after the date of the grant and expire ten years after the date of the grant. The grant awards are set annually by the Compensation Committee for the CEO, subject to Board approval, and by the CEO (subject to approval of the Compensation Committee) for the other executive officers. Specific grants to individual executive officers, including the CEO, take into consideration equity incentive opportunities for similar positions in the Comparables; the performance of the executive officer and the executive officer’s prior equity incentive awards The number of stock options granted to Mr. Lunger was 248,798 (220,000, prior to the adjustment to reflect Millipore’s distribution to its stockholders of all of the shares of common stock of Mykrolis Corporation held by Millipore in February 2002). Similar adjustments in the number of stock options granted to all of the other executive officers prior to February 2002 occurred as well.

At its meeting in February 2002, the Compensation Committee reviewed the results of financial operations for 2001 and noted that corporate performance exceeded target (projected corporate) performance. The Compensation Committee approved the cash incentive payments for the eligible group (paid in February 2002) in the amounts set forth in the Summary Compensation Table. Incentive payments received in 2002 were eligible for deferral under the Millipore Corporation 2000 Deferred Compensation Plan for Senior Management (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides that certain members of senior management may elect, under terms provided by the Deferred Compensation Plan, to defer payment of a portion of the following calendar year’s Incentive Plan bonus, if any (and a portion of base compensation not to exceed 50%), until retirement, termination of employment or the passage of a period of time (not less than three years), except withdrawal of funds is permitted in the event of an unexpected financial emergency. Amounts deferred under the Deferred Compensation Plan remain assets of the Company and subject to the claims of creditors in the event of the Company’s insolvency.

In 2002, the Company implemented the Incentive Plan as part of its total rewards initiative program for all U.S. employees, and moved the commencement date for annual compensation adjustments from January 1 to March 1, beginning in 2003 (with a one-time compensation adjustment in March, 2003 to accommodate the initial two-month transition period). The Compensation Committee, therefore, modified its practice of establishing annual total compensation for executive officers in December, deferring the determination of such compensation until its February 2003 meeting (base compensation to be adjusted in March, as described above). At its meeting, the Compensation Committee, reviewed the competitive analysis data provided by its outside consultants for chief executive officers of the Comparables, and evaluated Mr. Lunger’s performance during the prior year. Mr. Lunger’s base compensation for 2003 was fixed at $630,000. The difference from the base salary he received in 2002 ($600,000) resulted from analysis of data for other executive officers with similar job responsibilities. Adjustments in the base salaries of all of the other executive officers for 2003 resulted as well. The Compensation Committee also reviewed equity incentive opportunities for individual executive officers (including the CEO), taking into account equity compensation for similar positions in the Comparables; the performance of the executive officer and the executive officer’s prior equity incentive awards. The number of stock options granted to Mr. Lunger was 220,000. Stock options were granted to all of the other executive officers for 2003 as well.

Also, at its meeting in February 2003, the Compensation Committee reviewed the results of financial operations for 2002 and noted that corporate performance was below target (projected corporate) performance but above threshold (minimum corporate) performance. The Compensation Committee approved the incentive payments for the eligible group (paid in March 2003) in the amounts set forth in the Summary Compensation Table (p. 17). Incentive payments received in 2003 are eligible for deferral under the Deferred Compensation Plan (described above).

In 1993, the Internal Revenue Code of 1986 (the “Code”) was amended to add Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to those of the Company’s senior executives who are required to be named in the Summary Compensation Table. Certain performance based compensation plans approved by stockholders (such as the 1999 Stock Incentive Plan), are not subject to the deduction limit, provided the conditions for deductibility otherwise are met. The Company has, in the past, structured its variable compensation program to meet the requirements for a “performance based” plan under Section 162(m) of the Code. In order to retain maximum flexibility in administering the Incentive Plan and to pay competitive compensation reflecting the business dynamics of the markets it serves, and to reward executives appropriately, the Company may make payments that do not satisfy the deductibility requirements of  Section 162(m) of the Code.

The foregoing report has been furnished by the Management Development and Compensation Committee.

Robert C. Bishop, Chairman of the Compensation

    Committee

Daniel Bellus

Maureen A. Hendricks*

Karen E. Welke*

(* In February 2003, at the time the Compensation Committee met with respect to 2003 compensation, Karen E. Welke was serving on the Compensation Committee in lieu of Maureen A. Hendricks. Committee assignments have changed since the furnishing of this report. See Directors’ Biographies (pp. 4-9).

Report of the Audit and Finance Committee

The Audit & Finance Committee (the “Audit Committee”) has furnished the following report with respect to its activities for the fiscal year ending December 31, 2002.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2002 audited by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent auditors. The Audit Committee has discussed with PricewaterhouseCoopers various matters related to the financial statements, including those matters required to be discussed by SAS 61 (“Auditing Standards”). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), relating to that firm’s independence from the Company; and has discussed with PricewaterhouseCoopers its independence. Based upon such review and discussions the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2002 for filing with the Securities and Exchange Commission.

Fees:    Set forth below are the aggregate fees and “out of pocket” expenses billed (or expected to be billed), on a consolidated basis, by PricewaterhouseCoopers for providing the services indicated for the fiscal year ended December 31, 2002:

Audit Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
$590,900	$0	$1,152,400 (1)

(1)	Included are services provided to Millipore for statutory audits, $0.3 million; tax consultation, $0.7 million and other services, relating to acquisition analyses and due diligence, $0.1.

PricewaterhouseCoopers provided no management consulting or internal auditing services during 2002. Ernst & Young provided internal auditing services during 2002, the fees for which were $0.3 million.

The Audit Committee has approved the continued provision by PricewaterhouseCoopers of tax advice and services, including planning and compliance.

The Audit Committee has determined that the services provided under “All Other Fees” are compatible with maintaining PricewaterhouseCoopers’ independence.

The foregoing report has been furnished by the Audit and Finance Committee.

Maureen A. Hendricks, Chair of the Audit Committee

Mark Hoffman

Richard J. Lane

Robert C. Bishop

(Committee assignments have changed since the furnishing of this report. See Directors’ Biographies (pp 4-9)).

Comparative Performance Graph

The graph below compares the five-year cumulative total return, including the reinvestment of all dividends, starting from “100” on December 31, 1997 through December 31, 2002, among Millipore, the S&P 500 Index and the S&P Electronic Equipment & Instruments Index (including Millipore). It assumes $100 invested on December 31, 1997 in each of the two indices and in Millipore. Prior to 2002, S&P reclassified Millipore from the S&P Manufacturing Diversified Industrials Index to S&P Electronic Equipment and Instruments and discontinued the former Index. No data for the prior index is available for 2002. Effective January 1, 2003, as the result of the “spin off” of Millipore’s microelectronics business, Standard & Poors has reclassified Millipore into the S&P Healthcare Equipment and Supply Index.

Comparison of Five Year Cumulative Total Return

The information which forms the basis for the graph above has been provided by Standard & Poor’s Compustat, a division of McGraw-Hill.

Executive Compensation

The following table sets forth all cash compensation as well as certain other compensation paid or accrued through March 7, 2003, to each of the five most highly compensated executive officers for services rendered in all capacities to Millipore and its subsidiaries during each of Millipore’s fiscal years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

	Annual Compensation*			Long Term Compensation**
				Awards
Name and Principal Position or Number in Group	Year	Salary (1)	Bonus (2)	Restricted Stock Awards (3)	Securities Underlying Options (#)(4)	All Other Compensation (5)
Francis J. Lunger	2002	$600,000	$150,000	$0	0	$112,424
Chairman; President and	2001	477,692	668,433	0	248,798	89,340
Chief Executive Officer	2000	375,000	538,687	945,000	101,781	57,964

Susan L.N. Vogt	2002	$287,976	$54,715	$0	0	$52,854
Vice President	2001	240,000	217,285	0	90,472	47,827
	2000	199,920	255,968	179,475	28,273	42,883

Kathleen B. Allen	2002	$275,990	$52,438	$0	0	$64,806
Vice President,	2001	240,001	357,378	0	79,163	43,105
Chief Financial Officer	2000	195,000	186,745	315,000	33,927	27,212

Jeffrey Rudin	2002	$269,984	$42,657	$0	0	$53,553
Vice President,	2001	250,160	343,919	0	73,509	46,904
General Counsel	2000	236,000	278,165	189,000	36,189	37,966

Dominique F. Baly	2002	$265,980	$50,536	$0	0	$78,458
Vice President	2001	243,750	268,898	0	79,163	65,111
	2000	232,124	131,443	189,000	28,273	59,422

Footnotes to Summary Compensation Table

*	Column captioned “Other Annual Compensation” (personal benefits and perquisites) has not been included, as compensation in the form of personal benefits for 2002 did not exceed the lesser of $50,000 or 10% of compensation (salary plus bonus) reported for executive officers individually.

**	Column captioned “Payouts” has not been included because Millipore does not have any long term incentive plans.

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the fiscal years specified.

(2)	Amounts set forth for 2000, 2001 and 2002 indicate amounts paid in 2001, 2002 and 2003, respectively, under the Management Incentive Plan for the achievement of corporate performance and personal goals in each of the prior years. (See “Management Development and Compensation Committee Report on Executive Compensation at Millipore”).

(3)	The value of Restricted Stock is determined by multiplying the number of Restricted Shares awarded by the closing price of Millipore Common Stock on the effective date of the grant. On December 31, 2002, the following executive officers held the total number/current market value of Restricted Stock (determined by multiplying the number of shares by the closing price of Millipore Common Stock on December 31, 2002 ($34.00 per/share)): Mr. Lunger, 14,000 shares/$476,000; Ms. Vogt, 2,534/$86,156; Ms. Allen, 4,667/$158,678; Mr. Rudin, 3,133/$106,522; and Mr. Baly, 2,634/$89,556.

(4)	Prior to 2002, stock options were granted by the Compensation Committee in December of each year and relate to the total cash compensation of the named executive officer for the current year. For 2003, and subsequent years, the Compensation Committee determines total compensation (and equity compensation) for executive officers in February of the current year. As a result, no stock options were granted to executive officers during the fiscal year ending December 31, 2002. See “Management Development and Compensation Committee Report on Executive Compensation at Millipore” (p. 12-13).

(5)	2002 amounts include: (a) amounts contributed by the Company under its tax-qualified defined contribution profit sharing plan to Mr. Lunger, Ms. Vogt, Ms. Allen, Mr. Rudin, and Mr. Baly of $13,302 each; (b) Company “matching” contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $3,000, $5,500, $5,500, $2,750, and $6,000 to Mr. Lunger, Ms. Vogt, Ms. Allen, Mr. Rudin and Mr. Baly, respectively; (c) total amounts deferred under the Company’s non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $96,122, $32,552, $46,003, $37,501, and $35,662 to Mr. Lunger, Ms. Vogt, Ms. Allen, Mr. Rudin and Mr. Baly, respectively, (d) amounts paid to Ms. Vogt of $1,500, $1,000 and $1,000 during 2002, 2001, and 2000, respectively pursuant to the Millipore Vacation Sell Program under which eligible employees may sell back to Millipore up to five days of earned vacation annually (further limited to $500 per day), and (e) amounts contributed by Millipore SAS (France) for 2002, 2001 and 2000 of $23,494, $22,009 and $21,403, respectively, under the government-sponsored retirement plans in France (“ARRCO” and “AGIRC”) for employees and former employees of Millipore SAS.

Stock Options Granted in 2002

The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table (i) the number of shares of Millipore Common Stock, $1.00 par value, subject to stock options granted under the Millipore Corporation 1999 Stock Incentive Plan (“1999 Plan”) during the period January 1, 2002-December 31, 2002, (ii) the percentage that each grant represents of the total number of shares subject to stock options granted under the 1999 Plan to all employees during the period; (iii) the exercise price; (iv) the expiration date and (v) the present value per option at the date of grant of the options granted using the Black-Scholes methodology. Under the 1999 Plan, no options may be granted to Directors who are not employees of Millipore.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted (#)*	% of Total Options Granted to Employees in 2002	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($) (2)
Francis J. Lunger	0
Susan L. N. Vogt	0
Kathleen B. Allen	0
Jeffrey Rudin	0
Dominique F. Baly	0

*	The Management Development Compensation Committee modified its practice of awarding stock options to executive officers annually in December in order to align compensation planning for executive officers with the pay practices of all U.S. employees. Stock options were awarded by the Committee in February 2003. See “Management Development and Compensation Committee Report on Executive Compensation at Millipore” (p. 12).

Aggregated Option Exercises in Fiscal Year 2002 and December 31, 2002 Values of Unexercised Stock Options

The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to stock option exercises during 2002 and unexercised options to purchase Millipore Common Stock granted in 2002 and prior years under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 and 1985 Combined Stock Option Plans).

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at 12/31/02 Exercisable/ Unexercisable	Value of Unexercised In the Money Options at 12/31/02 (2) Exercisable/ Unexercisable
Francis J. Lunger	0	0	266,441/260,106	$373,037/66,613
Susan L. N. Vogt	12,666	$210,396.00	76,393/86,231	$190,160/12,472
Kathleen B. Allen	2,081	$35,994.00	75,772/81,989	$212,034/16,627
Jeffrey Rudin	0	0	105,572/81,706	$224,940/24,940
Dominique F. Baly	0	0	83,011/79,162	$147,903/16,627

(1)	Measured by the difference between the exercise price of the option and the fair market value of Millipore Common Stock on the date of exercise (prior to the payment of taxes).

(2)	Measured by the difference between the closing market value of Millipore Common Stock on December 31, 2002 ($34.00), and the exercise price of the option (prior to the payment of taxes).

Pension Plans

The table below shows the estimated annual benefits payable in 2002 under the Retirement Plan and the Supplemental Plan. Retirement benefits shown are based upon retirement at age 65 and the payment of a single life annuity, to persons in the specified compensation and years of service categories:

	Estimated Annual Minimum Retirement Benefits for Indicated Years of Credited Service
Average Earnings During Five Highest Consecutive Years in Fifteen Years Prior To Retirement	15	20	25	30 (and more than 30) (1)
$300,000	62,282	83,043	103,803	124,564
$350,000	73,157	97,543	121,928	146,314
$400,000	84,032	112,043	140,053	168,064
$450,000	94,907	126,543	158,178	189,814
$500,000	105,782	141,043	176,303	211,564
$550,000	116,657	155,543	194,428	233,314
$600,000	127,532	170,043	212,553	255,064
$650,000	138,407	184,543	230,678	276,814
$700,000	149,282	199,043	248,803	298,564
$750,000	160,157	213,543	266,928	320,314
$800,000	171,032	228,043	285,053	342,064
$850,000	181,907	242,543	303,178	363,814
$900,000	192,782	257,043	321,303	385,564
$950,000	203,657	271,543	339,428	407,314
$1,000,000	214,532	286,043	357,553	429,064
$1,050,000	225,407	300,543	375,678	450,814
$1,100,000	236,282	315,043	393,803	472,564
$1,150,000	247,157	329,543	411,928	494,314
$1,200,000	258,032	344,043	430,053	516,064
$1,250,000	268,907	358,543	448,178	537,814
$1,300,000	279,782	373,043	466,303	559,564
$1,350,000	290,657	387,543	484,428	581,314
$1,400,000	301,532	402,043	502,553	603,064

(1)	There is no additional benefit payable under the Retirement Plan for years of service in excess of 30.

The Retirement Plan for Employees of Millipore Corporation (“Retirement Plan”) is a tax-qualified defined benefit “floor” plan which is designed to coordinate with the benefits available to participants under the Company’s tax-qualified defined contribution profit sharing plan (“Participation Plan”) to provide certain retirement benefits to eligible employees. An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. There is no deduction or offset from benefits payable to employees under the Retirement Plan for amounts employees receive from Social Security or other sources. The Retirement Plan provides a minimum level of benefits based on service and average compensation over the 5-year period prior to retirement (which compensation is computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table) with a reduction in the benefit formula for less than thirty years of service. The benefits set forth in the Table above represent the minimum level of benefits specified by the Retirement Plan formula (without any offset for the Participation Plan balance).

Millipore also maintains a supplemental non-qualified excess benefit plan (the “Supplemental Plan”), to operate in conjunction with the Company’s tax qualified plans (i.e., Retirement Plan, Participation Plan and Savings (section 401(k) Plan) to provide certain “key” employees (14 persons) with the benefits such employees would otherwise be entitled to receive under the tax-qualified plans except for the limitations and restrictions imposed by the Internal Revenue Code (the “Code”) limiting the amount of retirement benefits and deferred compensation that may be received under the Company’s tax-qualified plans. The Supplemental Retirement and Participation Plans provide these employees with benefits equal to the benefits such employees would be entitled to receive under the terms of the tax-qualified Retirement and Participation Plans (see above) if the benefits payable from those plans were not limited by the provisions of the Code. The Supplemental Savings Plan allows for supplemental salary deferrals and employer “matching” contributions to those deferrals and contributions made under the tax-qualified savings plan investment options (including a “mirror image” Millipore Common Stock fund). Participant accounts in the “mirror image” stock fund are credited with deferred compensation stock units (in lieu of shares of Millipore Common Stock) on the last business day of each month, based on the average closing price of Millipore Common Stock during that month. Prior to the Company’s discontinuance of paying a cash dividend to stockholders in January 2002, dividends payable on Millipore Common Stock were also credited to the “mirror image” stock fund as deferred compensation stock units. Executive Officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, may not effect an intraplan transfer of Millipore Common Stock (including deferred compensation stock units) more than once in any six month period. In the event of a Participant’s termination of employment, distributions from the Supplemental Plan are made on the same basis as under the tax-qualified plans.

Officers participate in the Retirement Plan on the same basis as other Millipore employees. As of December 31, 2002 full years of credited service under the Retirement Plan for certain officers were: Mr. Lunger – 5 years; Ms. Vogt – 26 years; Ms. Allen – 19 years; Mr. Rudin – 6 years; and Mr. Baly – 14 years. Mr. Baly participates in the retirement plans sponsored by the French government (“ARRCO” and “AGIRC”) that provide a basic monthly retirement allowance for participants based on factors including salary, length of service and age at retirement.

Executive Termination Agreements

Millipore has in effect agreements with Mr. Lunger, Ms. Vogt, Ms. Allen, Mr. Rudin and Mr. Baly as well as four other executive officers, to provide them with certain severance benefits in the event of an actual or impending “Change of Control” of Millipore. In substance, a Change of Control shall be deemed to have occurred when any person becomes the beneficial owner, directly or indirectly, of 20% of Millipore’s then outstanding Common Stock or if those members who constituted a majority of the Board of Directors cease to be so. An “Impending Change of Control” means any event or circumstances which gives rise to a threat or likelihood of a Change of Control, whether or not it is approved by Millipore’s management or directors.

The executive officers who have entered into agreements with Millipore will be provided with benefits in the event that their employment with Millipore is terminated pursuant to or following a Change of Control. Each agreement provides that if the executive officer remains in Millipore’s employ for at least 6 months following an event giving rise to an Impending Change of Control and, pursuant to or following a Change of Control, the employment of the executive officer is terminated, the executive officer will then receive the severance benefits. Generally, these benefits include: a lump sum termination payment at a rate equal to two times the amount of total target cash compensation (if such provisions had been triggered during 2002, the amounts payable to Mr. Lunger, Ms. Vogt, Ms. Allen, Mr. Rudin and Mr. Baly would have been $1,980,000, $892,800, $855,600, $837,000, and $824,600, respectively), medical, dental and life insurance benefits, and a supplemental retirement benefit at age 65 for those executives whose tenure with Millipore at the time of such termination is less than that required under the Retirement Plan for full retirement benefits to make up either in whole or in part for any such shortfall. Further, in the event of an Impending Change of Control, options for purchase of shares of Common Stock become exercisable immediately; shares of restricted stock become free of any restrictions and executive officers are given the right to sell to Millipore all shares held (or acquired within 90 days following a Change of Control) at a price equal to the highest price paid within 90 days prior to the exercise of such right.

Certain Relationships and Related Transactions

During 2002, Bristol-Myers Squibb Company purchased an aggregate of approximately $1.9 million of products from Millipore and its subsidiaries. Richard J. Lane, a Director, was, until April 2002, Executive Vice President and President, Worldwide Medicines of Bristol-Myers Squibb Company. The relationship between Millipore and Bristol-Myers Squibb Company predates by many years Mr. Lane’s election as a Director. During 2002, Merck & Co., Inc. purchased an aggregate of $10.6 million of products from Millipore and its subsidiaries. Dr. Edward M. Scolnick, a Director of Millipore since December 2001 was, until December 2002, Executive Vice President, Science & Technology, Merck & Co., Inc. and President of Merck Research Laboratories. Dr. Scolnick is currently President Emeritus, Merck Research Labs. The relationship between Millipore and Merck & Co., Inc. predates by many years Dr. Scolnick’s election as a Director. During 2002, Millipore and its subsidiaries purchased an aggregate of approximately $0.3 million from 3M. Karen E. Welke, a Director of Millipore since December 2002, was a Group Vice President of the Medical Markets Group of 3M until her retirement from 3M in 2002. The relationship between Millipore and 3M predates by many years Ms. Welke’s election as a Director. During 2002, the Company paid Salomon Smith Barney, Inc. less than $0.1 million in fees in connection with administering the Company’s Employee Stock Purchase Plan. Maureen A. Hendricks, a Director of Millipore since 1995, had served as a Managing Director of Salomon Smith Barney, Inc.

Ownership of Millipore Common Stock

Management Ownership of Millipore Common Stock

The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group on March 7, 2003. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

Name of Beneficial Owner	Amount and Nature of Shares Beneficially Owned (1)		% of Class
Kathleen B. Allen	86,066.52		*
Dominique F. Baly	110,936.51		*
Daniel Bellus	7,443.80		*
Robert C. Bishop	18,554.17		*
Maureen A. Hendricks	24,777.46		*
Mark Hoffman	27,896.76		*
Richard J. Lane	9,026.05		*
Francis J. Lunger	290,821.13		*
John F. Reno	32,435.11		*
Jeffrey Rudin	116,003.01		*
Edward M. Scolnick	2,516.67		*
Susan L. N. Vogt	84,472.36		*
Karen E. Welke	0		*
All Directors and Executive Officers as a Group (18 persons including those listed above):	1,205,862.75	(2)

*	None of these officers or directors owns as much as 1.0% of Millipore Common Stock.

(1)

Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors (and the predecessor 1989 Plan), which the following directors have the right to acquire within 60 days of March 7, 2003: Mr. Reno, 21,425 shares; Mr. Hoffman,16,901 shares; Mrs. Hendricks, 16,901 shares; Dr. Bishop, 12,377 shares; Mr. Lane and Dr. Bellus, 6,722 shares; (ii) shares subject to stock options under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 and 1985 Combined Stock Option Plans) which the following executive officers have the right to acquire within 60 days of March 7, 2003: Mr. Lunger, 266,441 shares; Ms. Vogt, 76,393 shares; Ms. Allen, 75,772 shares; Mr. Rudin, 105,572 ; and Mr. Baly, 83,011 shares. Included in the shares listed as beneficially owned are deferred compensation phantom stock units, (referred to elsewhere as Purchased Units) credited to the deferred compensation accounts of the following directors prior to June 2002 (see “Committees, Meetings and Fees of Directors” p. 10): Dr. Bellus, 721.80 units; Dr. Bishop, 4,677.17 units;

Mrs. Hendricks, 6,376.46 units; Mr. Hoffman, 2,887.80 Mr. Lane, 2,304.05 units; Mr. Reno, 9,010.11 units and Dr. Scolnick, 885.67 units. Purchased units are payable only in cash upon the Director’s retirement or earlier termination of service from the Board of Directors. (See “Committees, Meetings and Fees of Directors” at p. 10.) Also included are 568.13 deferred compensation phantom stock units credited to the account of Mr. Lunger under the Company’s non-qualified Supplemental Plan (see Pension Plans at p. 21), and acquisitions by Ms. Vogt and Messrs. Rudin and Baly, of 108.35 shares, 841.79 shares, and 649 shares, respectively, under the Company’s 1995 Employees’ Stock Purchase Plan, as amended (the “Stock Purchase Plan”). All regular employees, including executive officers (approximately 2400 employees in 2002) are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan provides for a series of annual offerings, commencing on June 1st (“Offering Date”), and permits eligible participants to purchase shares of Millipore Common Stock by means of payroll deduction at the lower of 85% of the Fair Market Value on the Offering Date or 85% of the Fair Market Value on the last day of August, November, February and May (“Alternate Offering Dates”). The Stock Purchase Plan provides for certain limitations on the maximum amount of payroll deductions to purchase shares and the maximum number of shares that can be purchased by any participant during an Offering Period. It is intended that the Stock Purchase Plan constitutes an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986.

(2)	Includes 979,721 shares subject to acquisition by Directors and Officers within 60 days of March 7, 2003 through the exercise of stock options. The foregoing aggregate figure represents approximately 2.5% of the issued and outstanding stock on that date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Millipore’s Directors and Officers and persons who own more than 10 percent of Millipore’s Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. All of these filing requirements were satisfied, except for Messrs. Baly and Goel and Ms. Vogt, each of whom failed to report on a timely basis one Form 4, in each case relating to one transaction, and Ms. Allen, who failed to report two transactions on a timely basis. Millipore has relied solely on written representations of its Directors and Officers and copies of the reports they have filed with the Securities and Exchange Commission.

ADOPTION OF AMENDMENTS TO THE MILLIPORE CORPORATION

1999 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Millipore has had in effect since 1989 a Stock Option Plan for Non-Employee directors (the “1989 Plan”) to align the interest of the recipient with those of stockholders, and more particularly to enable Millipore to attract and retain as Directors persons of substantial experience and knowledge and to reward Eligible Directors (as defined below) for such contributions through ownership of shares of Millipore Common Stock. In 1999 the Board of Directors adopted the 1999 Stock Option Plan for Non-Employee Directors and reserved for issuance 250,000 shares of Millipore Corporation Common Stock, $1.00 Par Value (the “1999 Plan”) (approved by the stockholders at the 1999 Annual Meeting) to continue to attract and retain Directors who are in a position to make substantial contributions to Millipore’s business.

At its meeting in June 2002, the Board of Directors reviewed the current compensation structure for Directors. The formula for the award of stock options in effect under the 1999 Plan (as under the predecessor 1989 Plan) provides for the automatic award to an Eligible Director of non-qualified stock options to purchase 4,000 shares of Millipore Common stock on the date of his her first election to the Board, and thereafter an Eligible Director receives automatically an additional award of an option to purchase 2,000 shares of Millipore Common Stock at the first Board of Directors meeting following an Annual Meeting of Stockholders.

In order to continue its program of attracting and retaining persons of substantial experience as Directors, the Board adopted an amendment to the 1999 Plan, subject to stockholder approval at the 2003 Annual Meeting, to increase by 1,000 (from 4,000 to 5,000) the number of stock options granted automatically to an Eligible Director on the date of his or her first election; and to increase by 500 (from 2,000 to 2,500) the number of stock options granted automatically to an Eligible Director at the first Board of Directors meeting following an Annual Meeting of Stockholders, provided such individual is then an Eligible Director.

Following is a brief description of certain material features of the 1999 Plan, the full text of which appears as Exhibit “B” to this proxy statement.

Description of the 1999 Plan

Purpose.    The Purpose of the 1999 Plan is to continue to advance the interests of the Company by enhancing the ability of the Company to attract and retain non-employee directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions through ownership of shares of the Company’s Common Stock.

Under the 1999 Plan as approved by Stockholders at the 2000 Annual Meeting, options to purchase up to 250,000 shares of Millipore Common Stock (the “Stock”) may be granted to Directors eligible to receive options under the 1999 Plan (“Eligible Directors”). As of March 7, 2003, approximately 177,148 shares of Stock remained reserved for issuance under the 1999 Plan. The number of shares of Millipore Common Stock issuable under the 1999 Plan is not being increased.

Eligibility.    An Eligible Director is any director who (i) is not an employee of the Company, and (ii) is not a holder of more than 5% of the outstanding shares of the Stock or a person who is in control of such holder.

Of the current Directors, only Mr. Lunger is not an Eligible Director. Each newly elected Eligible Director shall be awarded options covering 4,000 shares of Stock (adjusted to 5,000 shares of Stock, if the proposed amendment to the 1999 Plan is approved by Millipore stockholders at the 2003 Annual Meeting) on the date of his or her first election. Following the initial grants, each Eligible Director shall be awarded options covering 2,000 shares of Stock (adjusted to 2,500 shares of Stock, if the proposed amendment to the 1999 Plan is approved by Millipore stockholders at the 2003 Annual Meeting) at the first Directors’ Meeting following the Annual Meeting of Shareholders, following his or her initial grant and each anniversary thereof, provided such individual is then an Eligible Director.

Terms and Conditions of Options.    Options expire under the 1999 Plan no later than ten years from the date of grant. All options must be granted during the term of the 1999 Plan, but options so granted may extend beyond that date. The exercise price of each option shall be 100% of the fair market value per share of the Stock at the time the option is granted but not less, in the case of an original issue of authorized stock, than par value per share. The “fair market value” shall be defined as the closing price for Millipore stock on the New York Stock Exchange on the composite tape on the last business day prior to the date on which the option was granted, or if no sale of the stock shall have been made on the New York Stock Exchange on that day, on the next preceding day on which there was a sale of such stock. Each option shall first become exercisable upon the completion of one year from the date of grant, at which time the option shall be exercisable to the extent of 25% of the shares covered thereby. It shall become exercisable as to an additional 25% of the shares covered thereby on subsequent anniversaries of the date of grant, so that it shall be exercisable in full after the fourth anniversary.

No option may be transferred other than by will or by the laws of descent and distribution, and during a director’s lifetime an option may be exercised only by him or her. Upon termination of a director’s service with Millipore, options held by the director which are not then exercisable shall terminate, except that exercise of options after termination of service as a director is provided for in cases where such service terminates on retirement or with the consent of Millipore or as a result of death.

The Company may, either in the instrument evidencing the option or in a written instrument delivered at any time subsequent to the granting of the option provide for an optionee a special exercise period which will apply if an Eligible Director’s services as a director terminate due to retirement at age 72 or such other age as the Board of Directors may determine from time to time, or he or she ceases to perform services as a director earlier with the consent of the Company (“Special Exercise Period”). The Special Exercise Period will begin on his or her termination and will end on the earlier of up to the fifth anniversary of his or her termination or the earlier expiration date of the option. During such period the option will be exercisable to the extent it would have been exercisable had the Eligible Director continued to perform services as a director for the Company. Any question whether or not an Eligible Director has retired or ceased to perform services as a director shall be determined by the Governance and Public Policy Committee of the Board of Directors (the “Board”) of the Company (the “Governance Committee”), and its determination shall be final. With respect to stock options granted on or after December 1, 1997, each optionee shall be provided the Special Exercise Period without further consent of the Company, if an optionee’s services as a director terminate due to retirement at age 72 or such other age as the Board of Directors may determine from time to time. The Company shall have the right, but shall not be required to repurchase from any Eligible Director who ceases to render services as a director without the consent and approval of the Company, within six (6) months of the exercise of any options, the shares of the Company’s Common Stock so purchased by such Eligible Director at their original purchase (or exercise) price.

Administration of the 1999 Plan.    The 1999 Plan shall be administered by the Governance Committee. The Governance Committee shall have authority, not inconsistent with the express provisions of the 1999 Plan, (a) to grant options in accordance with the 1999 Plan to such directors as are eligible to receive options; (b) to prescribe the form or forms of instruments evidencing options and any other instruments required under the 1999 Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the 1999 Plan; and (d) to interpret the 1999 Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the 1999 Plan. Such determinations of the Governance Committee shall be conclusive and shall bind all parties. Subject to Section 8 of the 1999 Plan, the Committee shall also have the authority, both generally and in particular instances, to waive compliance by a director with any obligation to be performed by him or her under an option and to waive any condition or provision of an option.

A majority of the members of the Governance Committee shall constitute a quorum, and all determinations of the Governance Committee shall be made by a majority of its members. Any determination of the Governance Committee under the 1999 Plan may be made without notice or meeting of the Governance Committee by a writing signed by a majority of its members.

All members of the Governance Committee shall be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

General Provisions Applicable to All Awards.    Shares delivered under the 1999 Plan may be allocated out of authorized but unissued Stock, or if the Board so decides in its sole discretion, previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock shall be delivered under the 1999 Plan.

In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital stock, the number and kind of shares of stock or securities of the Company subject to options then outstanding or subsequently granted under the 1999 Plan, the maximum number of shares or securities that may be delivered under the 1999 Plan, the exercise price, and other relevant provisions shall be appropriately adjusted by the Governance Committee, whose determination shall be binding on all persons.

The Governance Committee may also adjust the number of shares subject to outstanding options, the exercise price of outstanding options and the terms of outstanding options, to take into consideration material changes in accounting practices or principles, certain consolidations or mergers (except those described in Section 6(i) of the 1999 Plan), acquisitions or dispositions of stock or property or any other event if it is determined by the Governance Committee that such adjustment is appropriate to avoid distortion in the operation of the 1999 Plan.

As of March 7, 2003, the fair market value for Millipore Common Stock, as quoted on the New York Stock Exchange was $33.02 per share.

Neither adoption of the 1999 Plan nor the grant of options to a director shall affect the Company’s right to grant to such director options that are not subject to the 1999 Plan, to issue to such directors stock as a bonus or otherwise, or to adopt other plans or arrangements under which stock may be issued to directors.

The Governance Committee may at any time discontinue granting options under the 1999 Plan. The Governance Committee may at any time or times amend the 1999 Plan for the purpose of satisfying any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, or may at any time terminate the 1999 Plan as to any further grants of options, provided that (except to the extent otherwise expressly required or permitted hereinabove), no such amendment shall, without the approval of the shareholders of the Company, (a) increase the maximum number of shares available under the 1999 Plan, (b) increase the number of options granted to Eligible Directors, (c) amend the definition of Eligible Director so as to enlarge the group of directors eligible to receive options under the 1999 Plan, (d) reduce the price at which options may be granted, (e) change or extend the times at which options may be granted, or (f) amend the provisions relating to termination of the 1999 Plan, and no such amendment shall adversely affect the rights of any director (without his or consent) under any option previously granted.

Federal Tax Aspects of the 1999 Plan.    Millipore receives no consideration for the grant of stock options. Under certain provisions of the Code, upon the exercise of non-qualified stock options an optionee will recognize ordinary taxable income in the amount of the excess of the fair market value of Millipore Common Stock on the date of exercise over the option price, and Millipore will be entitled to a tax deduction in the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

Reasons for the Adoption of the Amendments to the 1999 Plan

Management recommends voting in favor of the amendment to the 1999 Plan because it will help Millipore to continue to attract and retain as Directors persons of substantial experience and knowledge. In the event that stockholder approval is not obtained, management will consider the vote and the reasons therefor and will determine an appropriate course of action.

A favorable vote by stockholders who hold at least a majority of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the approval of the amendments to the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors.

The Board of Directors recommends a vote FOR adoption of the amendments to the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors.

New Plan Benefits – 1999 Stock Option Plan for Non-Employee Directors

The following table sets forth the grant of stock options that would have been received in 2002 by each Eligible Director had the proposed amendment to the 1999 Plan been in effect, increasing the number of options from 2,000 to 2,500 for Eligible Directors at the Directors’ meeting following the Annual Meeting, after their first election to office; and from 4,000 to 5,000 for an Eligible Director upon her first election to office. As previously noted, Mr. Lunger is not an Eligible Director.

Name	No. of Shares Underlying Stock Options	Exercise Price of Stock Options ($/share)
Daniel Bellus	2,500	$41.41
Robert C. Bishop	2,500	$41.41
Maureen A. Hendricks	2,500	$41.41
Mark Hoffman	2,500	$41.41
Richard J. Lane	2,500	$41.41
Francis J. Lunger	0	0
John F. Reno	2,500	$41.41
Edward M. Scolnick	2,500	$41.41
Karen E. Welke	5,000	$36.00
All current non-employee directors as a group (8 persons)	22,500	$40.21	*

*	weighted average exercise price/share

Equity Compensation Plan Benefit Information

The following table shows, as to the Company’s equity compensation plans in effect on December 31, 2002: (i) the number of securities to be issued upon exercise of outstanding stock options under the Millipore Corporation 1999 Stock Incentive Plan and the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors; (ii) the weighted-average exercise price per share of outstanding options under the Millipore Corporation 1999 Stock Incentive Plan and the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors and (iii) the total shares remaining available for future issuance under the Millipore Corporation 1999 Stock Incentive Plan; the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors and the Millipore Corporation Employees Stock Purchase Plan:

Plan category*	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities Remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation Plans approved by Stockholders	4,653,287	$41.99	6,455,984
Equity compensation Plans not approved by Stockholders	0	0	0

(c)	Included in the shares listed in column (c) are 1,009,997 shares available for future issuance under the Millipore Corporation Employees Stock Purchase Plan.

Other Principal Holders of Millipore Common Stock

As of March 7, 2003 the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore’s only class of voting securities.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
PRIMECAP Management Company	6,160,155	(1)	12.9%
225 South Lake Avenue, Ste. 400
Pasadena, CA 91101
MANNING & NAPIER	4,302,284	(2)	8.89%
Advisors, Inc.
1100 Chase Square
Rochester, NY 14604
IRIDIAN Asset Management LLC	3,494,597	(3)	7.2%
276 Post Road West
Westport, CT 06880
MASSACHUSETTS FINANCIAL SERVICES Company	2,919,830	(4)	6.03%
500 Boylston Street – 15th Floor
Boston, MA 02116
JANUS Capital Management LLC	2,898,779	(5)	6.0%
100 Fillmore Street, Suite 300
Denver, CO 80206

(1)	Of the shares reported as beneficially owned by PRIMECAP Management, a registered investment company, it has sole power to vote or direct the vote of 1,335,155 shares, and sole power to dispose of or to direct the disposition of all of such shares. PRIMECAP Management, Vanguard/PRIMECAP Fund, Inc. of Valley Forge, PA, reports as beneficially owned 2,820,000 shares over which it has sole voting power and shared dispositive power.

(2)	Of the shares reported as beneficially owned by MANNING & NAPIER Advisors, Inc., a registered investment adviser, it has sole voting power with respect to 3,910,534 of such shares and sole dispositive power with respect to 391,750 of such shares.

(3)	Of the shares reported as beneficially owned by MASSACHUSETTS FINANCIAL SERVICES Company, a registered investment adviser, it has sole voting power with respect to 2,803,980 of such shares and sole dispositive power with respect to all of such shares.

(4)	Shares being reported as beneficially owned by IRIDIAN Asset Management LLC, an investment adviser, on behalf of a “group” (as defined in Section 240.13d-1(b)(ii)(J), IRIDIAN has the shared power to vote and to dispose of all of such shares.

(5)	Of the shares reported as beneficially owned by JANUS Capital Management LLC (“JANUS Capital”), an investment adviser and holding company or control person with respect to JANUS Fund, JANUS Capital has sole voting power and sole dispositive power with respect to 2,837,379 of such shares and shared voting and shared dispositive power with respect to 61,400 of such shares.

The foregoing is based upon information received from the above beneficial owners as well as Schedule 13G reports filed with the Securities and Exchange Commission.

ACCOUNTANTS

Since 1970, PricewaterhouseCoopers, L.L.P., or its predecessor independent public accountants, has reported on Millipore’s annual financial statements, based on the recommendation of the Audit and Finance Committee of the Board of Directors. The Audit and Finance Committee has elected PricewaterhouseCoopers, L.L.P as Millipore’s independent public accountants for fiscal 2003 and has also reviewed and approved the scope and nature of the services to be performed for Millipore by that firm. Representatives of PricewaterhouseCoopers, L.L.P. are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate stockholder questions. See “Management and Election of Directors” and “Report of Audit and Finance Committee” for names of those Directors comprising the Audit and Finance Committee.

Millipore’s financial statements for 2002 were examined and reported upon by PricewaterhouseCoopers, L.L.P. In connection with this examination they also reviewed Millipore’s Annual Report, its quarterly financial statements and its filings with the Securities and Exchange Commission, examined and reported upon the financial statements of Millipore’s retirement plans, and provided consultation concerning the financial statement implications of various matters under consideration.

STOCKHOLDER PROPOSALS

The deadline for receipt of stockholder proposals for inclusion in Millipore’s 2004 Proxy Statement is November 14, 2003. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821. Attention: Jeffrey Rudin, Clerk, Millipore Corporation, on or before the foregoing date.

The deadline for receipt of timely notice of stockholder proposals for submission to the Millipore 2004 Annual Meeting of Stockholders without inclusion in Millipore’s 2004 Proxy Statement is January 28, 2004. Unless such notice is received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821, Attention Jeffrey Rudin, Clerk, Millipore Corporation, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

FORM 10-K ANNUAL REPORT

Stockholders may obtain without charge a copy of Millipore’s Annual Report on Form 10-K for the year ended December 31, 2002 by writing to Geoffrey E. Helliwell, Treasurer, Millipore Corporation, 290 Concord Road, Billerica, Massachusetts 01821.

OTHER BUSINESS

The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

Millipore Corporation

March 19, 2003

Appendix “A”

Charter of the Audit and Finance Committee

The charter of the Audit and Finance Committee shall be:

A.	General:

1.	The Committee shall be comprised of at least three members all of whom shall be independent directors. “Independent” shall mean that the director has no relationship to the Corporation that may interfere with the exercise of his/her independence from management and the Corporation. Director’s fees are the only compensation a Committee member may receive from the Corporation. Committee members may not be an affiliated person of the Corporation or any of its subsidiaries.

2.	All members of the Committee shall, in the opinion of the Board, be financially literate and at least one member shall, in the opinion of the Board, have accounting or related financial management expertise. A Committee member may not simultaneously serve on the audit committee of more than three public companies.

3.	The independent auditor for the company shall report directly to and be ultimately accountable to the Committee. The Committee shall have the sole authority and responsibility to select, oversee, evaluate, compensate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

4.	The Committee shall determine policy with respect to the retention of the Corporation’s independent auditor for the performance of non-audit professional services in order to assure that the independence of such auditor will not be impaired by any such engagement. The Committee must approve, in advance, any significant non-audit engagement. In this regard the Committee shall be responsible for ensuring that the independent auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the company and that the Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.

5.	The Committee shall oversee (1) the integrity of the company’s financial statements, (2) the company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the company’s internal audit function and independent auditors;

6.	The Committee shall evaluate its own performance annually.

7.	The Committee shall have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its duties.

B.	Audit Functions:

1.	To report to the Board the annual selection of the independent auditor of the Corporation.

2.

At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities,

A-1

within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the company. This evaluation shall include a review of the performance of the lead partner on the account.

Before the commencement of the annual examination, discuss in general terms the scope of the examination and the anticipated fees in connection therewith.

Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Also discuss the independent auditor’s “management letter” and/or recommendations with respect to internal controls. Review with the independent auditor any audit problems or difficulties and management’s response.

Discuss guidelines and policies appropriate to (1) earnings press releases and (2) financial information and earnings guidance provided to analysts and rating agencies.

As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

Discuss with management its policies with respect to risk assessment and risk management.

Meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.

Set clear hiring policies for employees or former employees of the independent auditors.

At such times as it deems appropriate, discuss the quality and depth of staffing in the financial and accounting departments and recent and prospective opinions of the accounting principles board and their impact on the Corporation’s financial statements.

Report regularly to the Board of Directors.

3.	To review with the appropriate officers of the Corporation and the independent auditor the Annual Report on Form 10-K and proxy, as well as the Annual Report to Shareholders.

4.	To review with the appropriate officers of the Corporation and the internal auditors the duties and responsibilities of the internal auditing function and approve the plan for the internal audit of the operational procedures of the Corporation.

5.	To review with the appropriate officers, the Corporation’s policy regarding business ethics and the procedures being used to audit its conformity, as well as review the Corporation’s policy and procedures to ensure compliance with law.

6.	The Committee shall issue the report that SEC rules require be included in the annual proxy statement.

C.	Finance Functions:

1.	To review the financial condition of the Corporation so as to be aware of its total financial strategies, resources, strengths, capabilities and staffing.

2.	To review the Corporation’s long-range and short-term cash flow and financial strategies and plans.

3.	To review and make recommendations to the Board with respect to management proposals concerning long and short-term debt financing, acquisitions, investments, dividend actions, plans and programs involving the purchase or redemption of the Corporation’s securities and capital expenditures of a major nature.

A-2

Appendix ”B”

MILLIPORE CORPORATION

1999 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

1.    Purpose

The purpose of the 1999 Stock Option Plan for Non-Employee Directors (the “Plan”) is to advance the interests of Millipore Corporation (the “Company”) by enhancing the ability of the Company to attract and retain non-employee directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions through ownership of shares of the Company’s common stock (the “Stock”).

2.    Administration

The Plan shall be administered by the Governance and Public Policy Committee of the Board of Directors (the “Board”) of the Company (the “Committee”). The Committee shall have authority, not inconsistent with the express provisions of the Plan, (a) to grant options in accordance with the Plan to such directors as are eligible to receive options; (b) to prescribe the form or forms of instruments evidencing options and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties. Subject to Section 8, the Committee shall also have the authority, both generally and in particular instances, to waive compliance by a director with any obligation to be performed by him or her under an option and to waive any condition or provision of an option.

A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of its members.

All members of the Committee shall be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

3.    Effective Date and Term of Plan

The Plan shall become effective on the date on which the Plan is approved by the shareholders of the Company; provided, however, that any options granted prior to approval shall be subject to the Plan as approved by the shareholders of the Company. No option shall be granted under the Plan after the completion of ten years from the effective date (the “Termination Date”), but options previously granted may extend beyond that date.

4.    Shares Subject to the Plan

(a)  Number of Shares.    Subject to adjustment as provided in Section 4(c), the aggregate number of shares of Stock that may be delivered upon the exercise of options granted under the Plan shall be 250,000.

If any option granted under the Plan terminates without having been exercised in full, the number of shares of Stock as to which such option was not exercised shall be available for future grants within the limits set forth in this Section 4(a).

(b)  Shares to be Delivered.    Shares delivered under the Plan shall be authorized but unissued Stock or, if the Board so decides in its sole discretion, previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock shall be delivered under the Plan.

(c)  Changes in Stock.    In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital stock, the number and kind of shares of stock or securities of the Company subject to options then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan, the exercise price, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

The Committee may also adjust the number of shares subject to outstanding options, the exercise price of outstanding options and the terms of outstanding options, to take into consideration material changes in accounting practices or principles, consolidations or mergers (except those described in Section 6(i)), acquisitions or dispositions of stock or property or any other event if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan.

5.    Eligibility for Options

Directors eligible to receive options under the Plan (“Eligible Directors”) shall be any director who (i) is not an employee of the Company, and (ii) is not a holder of more than 5% of the outstanding shares of the Stock or a person who is in control of such holder.

6.    Terms and Conditions of Options

(a)  Number of Options.    Each newly elected Eligible Director shall be awarded options covering 4,000 shares of Stock on the date of his or her first election (5,000 shares, subject to approval by the Stockholders at the 2003 Annual Meeting).

Following the initial grants, each Eligible Director shall be awarded options covering 2,000 shares of Stock at the first Directors’ Meeting following the Annual Meeting of Shareholders, following his or her initial grant and each anniversary thereof (2,500 shares, subject to approval by the Stockholders at the 2003 Annual Meeting), provided such individual is then an Eligible Director.

(b)  Exercise Price.    The exercise price of each option shall be 100% of the fair market value per share of the Stock at the time the option is granted but not less, in the case of an original issue of authorized stock, then par value per share. The “fair market value” shall be defined as the closing price for Millipore stock on the New York Stock Exchange on the composite tape on the last business day prior to the date on which the option was granted, or if no sale of the stock shall have been made on the New York Stock Exchange on that day, on the next preceding day on which there was a sale of such stock.

(c)  Duration of Options.    The latest date on which an option may be exercised (the “Final Exercise Date”) shall be the date which is ten years from the date the option was granted.

(d)  Exercise of Options.

(1)    Each option shall first become exercisable upon the completion of one year from the date of grant, at which time the option shall be exercisable to the extent of 25% of the shares covered thereby. It shall become exercisable as to an additional 25% of the shares covered thereby on subsequent anniversaries of the date of grant, so that it shall be exercisable in full after the fourth anniversary.

(2)    Any exercise of an option shall be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (a) the option certificate and any other documents required by the Committee and (b) payment in full for the number of shares for which the option is exercised.

(3)    If an option is exercised by the executor or administrator of a deceased director, or by the person or persons to whom the option has been transferred by the director’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver stock pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

The Company may, either in the instrument evidencing the option or in a written instrument delivered at any time subsequent to the granting of the option provide for an optionee a special exercise period which will apply if an Eligible Director’s services as a director terminate due to retirement at age 72 or such other age as the Board of Directors may determine from time to time, or he or she ceases to perform services as a director earlier with the consent of the Company (“Special Exercise Period”). The Special Exercise Period will begin on his or her termination and will end on the earlier of up to the fifth anniversary of his or her termination or the earlier expiration date of the option. During such period the option will be exercisable to the extent it would have been exercisable had the Eligible Director continued to perform services as a director for the Company. Any question whether or not an Eligible Director has retired or ceased to perform services as a director shall be determined by the Committee, and its determination shall be final. With respect to stock options granted on or after December 1, 1997, each optionee shall be provided the Special Exercise Period without further consent of the Company if an optionee’s services as a director terminate due to retirement at age 72 or such other age as the Board of Directors may determine from time to time.

(4)    If an Eligible Director dies while performing services for the Company or during a special exercise period provided under this section, his or her option may be exercised in accordance with Section 6(g) below.

Notwithstanding the provisions of the preceding paragraph the Company shall have the right, but shall not be required to repurchase from any Eligible Director who ceases to render services as a director without the consent and approval of the Company, within six (6) months of the exercise of any options, the shares of the Company’s Common Stock so purchased by such Eligible Director at their original purchase (or exercise) price.

(e)  Payment for and Delivery of Stock.    Stock purchased under the Plan shall be paid for as follows: (i) in cash or by certified check, bank draft or money order payable to the order of the Company, (ii) through the delivery of shares of Stock having a fair market value on the last business day preceding the date of exercise equal to the purchase price or (iii) by a combination of cash and Stock as provided in clauses (i) and (ii) above.

An option holder shall not have the rights of a shareholder with regard to awards under the Plan except as to Stock actually received by him under the Plan.

The Company shall not be obligated to deliver any shares of Stock (a) until, in the opinion of the Company’s counsel, all applicable federal and state laws and regulations have been complied with, and (b) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company’s counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

(f)  Nontransferability of Options.    No option may be transferred other than by will or by the laws of descent and distribution, and during a director’s lifetime an option may be exercised only by him or her.

(g)  Death.    Should an Eligible Director die while a director of the Company, or within a special exercise period provided to him or her under Section 6(d)(3), any option held by him or her at death may be exercised by his or her estate, or by the person or persons designated in his or her last will and testament, as follows: In the case of death while an Eligible Director, each option will be exercisable until the earlier of the first anniversary of his or death and the original expiration date of the option to the extent the option was exercisable by the optionee at the time of death. In the case of death during a special exercise period, each option will be exercisable during the remainder of such period to the extent it would have been exercisable had the director lived.

(h)  Other Termination of Status of Director.    If a director’s service with the Company terminates for any reason other than as provided in paragraphs 6(d)(3) and 6(g) above, all options held by the director shall terminate immediately.

(i)  Mergers, etc.    In the event of a consolidation or merger in which the Company is not the surviving Corporation or which results in the acquisition of substantially all the Company’s outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company’s assets, all outstanding options shall thereupon terminate, provided that at least 20 days prior to the effective date of any such merger, consolidation or sale of assets, the Board shall either (i) make exercisable, immediately prior to consummation of such merger, consolidation or sale of assets, that portion of all outstanding options determined by multiplying the total number of shares covered by each option by a fraction (not greater than one) (A) the numerator of which is the number of full months elapsed after the date of grant and prior to such event, and (B) the denominator of which is the number of months between the date of grant and the date on which the option would have first become exercisable in full, and rounding the resulting number of shares to the nearest whole number, or (ii) if there is a surviving or acquiring corporation, arrange, subject to consummation of the merger, consolidation or sale of assets, to have that corporation or an affiliate of that corporation grant replacement options.

7.    Association Rights

Neither the adoption of the Plan nor the grant of options shall confer upon any Eligible Director the right to continued association with the Company or affect in any way the right of the Company to terminate its association with a director. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in options granted under this Plan shall not constitute an element of damages in the event of termination of any agreement or arrangement with an option holder even if the termination is in violation of an obligation of the Company to such person under that agreement or arrangement.

8.    Effect, Discontinuance, Cancellation, Amendment and Termination

Neither adoption of the Plan nor the grant of options to a director shall affect the Company’s right to grant to such director options that are not subject to the Plan, to issue to such directors Stock as a bonus or otherwise, or to adopt other plans or arrangements under which stock may be issued to directors.

The Committee may at any time discontinue granting options under the Plan. The Committee may at any time or times amend the Plan for the purpose of satisfying any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of options, provided that (except to the extent expressly required or permitted hereinabove), no such amendment shall, without the approval of the shareholders of the Company, (a) increase the maximum number of shares available under the Plan, (b) increase the number of options granted to Eligible Directors, (c) amend the definition of Eligible Director so as to enlarge the group of directors eligible to receive options under the Plan, (d) reduce the price at which options may be granted, (e) change or extend the times at which options may be granted, or (f) amend the provisions of this Section 8, and no such amendment shall adversely affect the rights of any director (without his or consent) under any option previously granted.

ANNUAL MEETING OF STOCKHOLDERS OF

MILLIPORE

April 30, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

¯  Please detach and mail in the envelope provided.  ¯

This proxy is solicited on behalf of the Board of Directors and unless otherwise specified in the boxes provided, this proxy will be voted in FAVOR of all nominees (Proposal 1), FOR Proposal 2 and in the discretion of the named proxies as to any other matter that may come before the meeting.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:		2. Adoption of the Amendment to the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors. FOR AGAINST ABSTAIN ☐ ☐ ☐
NOMINEES:
☐ FOR ALL NOMINEES	O Mark Hoffman
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O John F. Reno
O Karen E. Welke
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MILLIPORE CORPORATION

Annual Meeting of Stockholders April 30, 2003

The undersigned hereby constitutes appoints FRANCES J. LUNGER, KATHLEEN B. ALLEN AND JEFFREY RUDIN and each of them singly, proxies and attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation (“Millipore”)held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of Stockholders of Millipore to be held in Billerica, Massachusetts on April 30, 2003 and at any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

SEE REVERSE SIDE	(Continued and to be signed on the reverse side)	SEE REVERSE SIDE